VISUAL EFFECTS AGREEMENT

BETWEEN PACIFIC GOLD ENTERTAINMENT INC. AND SKYWORK STUDIOS INC.
FOR THE MOTION PICTURE "BLOOD – A BUTCHERS TALE".

This VISUAL EFFECTS AGREEMENT is made and entered into as of January 26, 2007 (the “Effective Date”), by and between Pacific Gold Entertainment Inc. (“PGE”) and Skywork Studios Inc. (“SWS”). Where applicable “PGE,” and "SWS" will individually be referred to as the “Party” and collectively as the “Parties”.

RECITALS:

WHEREAS, PGE is in the business of writing and developing, recruiting talent for, producing and post-producing for Feature and Long Form Films for Theatrical, Cable and Direct to Video Distribution.

WHEREAS, SWS is in the business of supplying Visual and CGI effects for Feature and Long Form Films.

NOW, THEREFORE, in consideration of the above recitals and the commitments set forth herein, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

This agreement is entered into with reference to the following facts:

A. PGE intends to produce a theatrical motion picture (hereinafter the "Picture") based upon that certain screenplay tentatively entitled “Blood – A Butchers Tale," (hereinafter the "Screenplay") which the Picture is intended for initial theatrical exhibition.

B. SWS agrees to produce VFX and CGI effects for the Picture at a cost of CDN$200,000 and CDN$150,000 deferred for the Picture upon the terms and conditions herein contained.

C.SWS agrees to deliver an H-D picture negative of the final Picture when payment of the final CDN$17,000 is made.

D.SWS will provide an invoice to PGE, which will be due no later than PGE’s submission of its CAVCO application, for the amount of CDN$100,000, which will be filed with PGE’s CAVCO application for Tax Credit refunds.

ENGAGEMENT: PGE hereby engages the VFX and CGI services of SWS, and SWS agrees to render services and assist in performing such other services as are reasonably required by a VFX supervisor in the motion picture industry.

The Parties agree to assign the recoupment of any proceeds from the Picture and the Screenplay to a third party company, which will represent all of the contracts signed between the Parties and will disperse all monies contractually owed to the Parties. The third party company will charge a fee equal to 5% of all proceeds for the purpose of its administration fees, not to exceed CDN$25,000 annually.

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In exchange for the above services and arrangements, and compensation to SWS:

Repayment of Investment:

A prior-mutually agreed amount of CDN$150,000 will be distributed in the following proportion:

For providing said services, SWS will receive CDN$150,000 in a deferred payment in a pro-rata, pari-passu arrangement with all other third tier deferments as set out in Exhibit “A” attached hereto and forming part of this agreement.

Credits:

All credits will be complying with CAVCO rules to qualify as a Canadian Content film: Credits will be mutually decided and agreed to prior to the commencement of pre-production: The following is a potential scenario but must be mutually agreed to by all parties.

“Skywork Studios and or Ashish Mittal” will receive one Cavco-approved “Producer” credit and one Visual Effects Supervisor credit.

REPRESENTATIONS AND WARRANTIES.

PGE represents and warrants that, as of the Effective Date,

1.              PGE has the authority and power to enter into this agreement.

2.              PGE has, or prior to closing, will have long-form financing documents, or if earlier, at the commencement of Principal Photography, will have full unencumbered right and title to the Picture and to the underlying rights thereto, and PGE further agrees to indemnify and keep indemnified SWS in respect thereof PGE.

3.              PGE will obtain an Industry standard policy of Errors and Omissions insurance as part of the Picture’s budget, with limits of not less than CDN$5,000,000, which will be in full force and effect for no less than three years from the date of delivery.  SWS (and its licenses and assignees) will be additional insured on this policy.

SWS represents and warrants that, as of the Effective Date, SWS has the authority and power to enter into this agreement.

CONFIDENTIALITY.  The Parties acknowledge that Confidential Information (as defined below) is of great value to the Parties. Accordingly, the Parties and its “Affiliates” agree not to divulge to anyone, either during or after the term of this agreement, any Confidential Information obtained or developed during the term of this agreement. Upon the expiration or termination of this agreement, the both Parties agree to deliver to each other all documents, papers, drawings, tabulations, reports and similar documentation which are furnished by one another or which were prepared in the performance of the services.

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Upon the expiration or termination of this agreement, both Parties agree to make no further use or utilization of any Confidential Information. “Confidential Information” means information of the Parties, its agents or assigns, or any person or business entity directly or indirectly controlled by or controlling, or in which any of the aforesaid have at least a 50% interest, which information is or has been disclosed to the Parties or known to the Parties as a consequence of or through the performance of services for the other Party, whether or not related to its duties for the other Party, including, without limitation, information relating to political, business and social contacts, business relationships and opportunities, potential business opportunities and relationships, and other information previously unknown to both Parties. Each Party agrees and warrants that it will refrain from stealing or misappropriating any of the Confidential Information gained through its relationship with each other, in any direct or indirect manner. For purpose of this agreement, “Affiliates” will mean any company directly or indirectly controlling, controlled by, or under common control with a Party.

NON-CIRCUMVENTION. Each Party agrees and warrants that it will refrain from stealing or misappropriating any of the Confidential Information gained through its relationship with the other Party, in any direct or indirect manner. This includes most specifically bank contacts, mailing concepts, advertising, promotional concepts, client referrals, investigative report formats, information sources, computer formats disclosed by the Parties to each other and the Parties agreeing not to solicit, serve or cater to, or engage, assist, be interested in or connected with any other persons or entities served by or related to the other Party, its contractors, employees, agents and directors, or soliciting, serving or catering to or any clients of the other Party disclosed to the Parties.

GOVERNING LAW/ARBITRATION/REMEDIES: This agreement will be deemed to have been executed and delivered within the Province of British Columbia, and the rights and obligations of the Parties hereunder will be construed and enforced in accordance with, and governed by, the laws of the Province of British Columbia, without regard to the conflicts of law principles thereof. The place of arbitration will be in the Province of British Columbia applying its then current rules and the language of the arbitration will be in English. Judgment upon the award rendered by the arbitrator may be entered into any court having jurisdiction thereof. The prevailing party in any such arbitration will be entitled to recover its reasonable attorneys’ fees and costs, in addition to the award of the arbitrator.

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ASSIGNMENT. This agreement may be assigned by PGE to any third parties. This agreement will be binding on, and will inure to the benefit of, the Parties hereto and their respective legal representatives, successors and assigns.

IN WITNESS WHEREOF, the Parties have executed this agreement as of the Effective Date.

Pacific Gold Entertainment Inc.

/s/ Mark Tuit
BY:
           Mark Tuit - CEO

/s/ Ron Loudoun
BY:
Ron Loudoun - CFO

Skywork Studios Inc.

/s/ Ashish Mittal
BY:
Ashish Mittal – President

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EXHIBIT “A”

Exhibit “A” to that certain Visual Effects Agreement
between Pacific Gold Entertainment Inc. and Skywork Studios Inc.
made as of the 26th day of January, 2007.

(number of pages including this one:  2)

Recoupment and Payment Tiers

All proceeds from the sale and distribution of “Blood:  A Butcher’s Tale” will be deposited with a third party company to be named “Blood LLC”, or a similar name to be agreed upon by the Parties.  Blood LLC will disperse all monies owed to the Parties directly to the Parties pursuant to the terms and agreements of this agreement and as per the tier structure for recoupment and payments as set out below.  All payments will be made on a pari-passu pro-rata basis among the Parties and their interest or payment amount within each tier.

Tier 1 – Initial Payment Tier

Parties	True Fiction Films
Total payment amount	CDN$120,000

Tier 2 – Second Payment Tier

Parties	Pathway Films Inc.
Total payment amount	CDN$500,000 plus 15% simple interest accruing since May 1, 2007

Tier 3 – Third Payment Tier

Parties	Pathway Films Inc.	Skywork Studios Inc.
Total payment amount	CDN$140,000	CDN$150,000

Tier 4 – Fourth Payment Tier

Parties	Pacific Gold Entertainment Inc.	Aaron Douglas	RTG Productions	Jennifer Sciole
Total payment interest	84%	5.0%	10.0%	1.0%

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Tier 5 – Fifth Payment Tier – Performance Bonuses (1)

Parties	Ron Loudoun	Michael George	Mark Tuit	Richard Powell
Total Payment amount	CDN$25,000	CDN$25,000	CDN$25,000	CDN$25,000

Tier 6 – Final Payment and Ownership Tier (2)

Parties	Pacific Gold Entertainment Inc.	Aaron Douglas	RTG Productions	Jennifer Sciole
Total payment interest	84%	5.0%	10.0%	1.0%

(1)  No payments in Tier 5 will be made until Blood LLC has received and paid out an aggregate CDN$3 million in net profits to the parties in the first four tiers.

(2) No payments in Tier 6 will be made until the full amount of each payment has been made to each Party in Tier 1, Tier 2, Tier 3, Tier 4, and Tier 5.

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